The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to completion, Pricing Supplement dated August 24, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 72 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)


                                  $ 42,000,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                  ------------
                    Commodity-Linked Capital-Protected Notes
                              due September 2, 2008
            Based on the Performance of a Basket of Five Commodities

We, Morgan Stanley, have determined (i) the initial strike price for each of the five physical commodities comprising the basket based on the per unit closing bid prices of each basket commodity on August 24, 2005 and (ii) the participation rate, as follows:

    Initial Strike Prices

         High-Grade Primary Aluminum.........  $ 1,895.00
         Copper-Grade A......................  $ 3,836.00
         IPE Brent Blend Crude Oil...........  $    66.01
         Primary Nickel......................  $15,110.00
         Special High-Grade Zinc.............  $ 1,338.00

    Participation Rate.......................  145%

We may increase the principal amount prior to the original issue date, but we are not required to do so.

You should read the more detailed description of the notes in the accompanying pricing supplement dated August 15, 2005 (the "pricing supplement"). In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8 in the accompanying pricing supplement.

                                  ------------
                                   PRICE 100%
                                  ------------

                                 Price to          Agent's           Proceeds to
                                  Public        Commissions(1)         Company
                               -----------      --------------       -----------
Per note.....................     100%                2%                 98%
Total........................  $42,000,000         $840,000          $41,160,000

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in the accompanying pricing supplement.


                                 MORGAN STANLEY